Exhibit 99.1

Traws Pharma Provides Business Highlights and Reports Q1 2026 Financial Results

Private financing of up to $60M offering of common stock (with $10M upfront) and milestone-based warrants expected to support operations into Q1 2027

Tivoxavir marboxil advancing towards a human influenza challenge trial as a once-monthly prophylactic agent

Advancing clinical candidates for the treatment of hantavirus infections

NEWTOWN, PA, May 15, 2026 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today provided recent business highlights and reported financial results for the quarter ended March 31, 2026. The highlights include updates on the Company's lead program, tivoxavir marboxil (TXM), in development for influenza prophylaxis, and its hantavirus drug development efforts.

“Q1 2026 was a period of meaningful progress for Traws. The recently announced private financing of up to $60 million in gross proceeds provides us with a clear runway into Q1 2027 and supports our ability to execute on our key programs. We are advancing TXM toward a human challenge trial as a once-monthly prophylactic agent against seasonal influenza, which is scheduled to be initiated in Q2 2026. Separately, we will be actively engaging with the FDA to resolve the clinical hold and enable initiation of global studies by year end,” commented Iain Dukes, MA, DPhil, Chief Executive Officer of Traws Pharma. “Our pipeline now also includes a potential antiviral therapy for hantavirus. The recent outbreak1 brought new attention to a disease with no approved treatments.”

Recent Highlights and Anticipated Milestones:

$60 Million Private Financing

On April 15, 2026, TRAW announced an up to $60 million private investment in a public equity (PIPE) financing, including $10 million in gross proceeds at closing, with up to approximately $50 million of additional potential gross proceeds from milestone-based and three-year warrants. As described in the Company’s 8K issued on April 15, 2026, the financing consists of the sale of 5,982,919 shares of common stock (or pre-funded warrants in lieu thereof) at a purchase price of $1.6730 per share.

The upfront gross proceeds and milestone-based warrants, along with the current cash and cash equivalents, are estimated to provide sufficient resources to fund company operations into Q1 2027 including completion of a human challenge trial to evaluate TXM as a once-monthly prophylactic agent for influenza prevention.

Investigational Programs:

Tivoxavir Marboxil (TXM, influenza):

Intended Indication and Market Potential: Potential as a best-in-class once-monthly prophylactic for seasonal flu and potential inclusion in pandemic preparedness initiatives,2,3 all-together, estimated to be a multi-billion-dollar opportunity.

Next Steps:

•	Completion of Phase 1 Bridging Study – The ongoing Phase 1 Bridging Study, conducted under an open IND in Australia, is intended to evaluate if the compressed tablet formulation provides 28-days of coverage.

•	MHRA Approval and Initiation of Challenge trial – Following completion of the Phase 1 Bridging Study and receipt of MHRA approval, TRAW will conduct a single-dose influenza virus challenge trial of TXM at hVIVO, a global leader in the conduct of human challenge studies for infectious diseases and respiratory viruses, in the UK.

•	Efforts Ongoing to Resolve the Clinical Hold – FDA placed the U.S. IND for TXM on clinical hold due to concerns with the toxicology data package. The Company is preparing a comprehensive response, with the goal of resolving the hold and enabling initiation of global clinical studies by year end.

Hantavirus Program:

Intended Indication and Market Potential: Hantavirus, a rodent-borne negative-strand RNA virus that typically results in a 30-50% fatality rate when transmitted to humans and which has been implicated as the cause of several cruise ship fatalities and serious illnesses in recent days1.

Next Steps: Traws plans to move rapidly to advance a clinical candidate for hantavirus treatment.

Financial Results:

Cash and cash equivalents: As of March 31, 2026, the Company had cash and cash equivalents of approximately $3.1 million, compared to approximately $3.8 million as of December 31, 2025, excluding gross proceeds of up to approximately $60 million for a PIPE financing and milestone-based and three-year warrants which the Company completed on April 15, 2026. Based on current plans, the Company believes that its current cash balance, including net proceeds from the offering and milestone-based warrants, is sufficient to support planned expenses, including completion of the Challenge Study, into Q1 2027.

Revenue for the quarter ended March 31, 2026, was $0.0 million, compared to $0.06 million for the comparable period in 2025.

Research and development (R&D) expense for the quarter ended March 31, 2026, totaled $4.9 million, compared to $2.5 million for the comparable period in 2025. This increase of $2.4 million primarily relates to an increase in expenses related to completion of antiviral clinical trial milestones.

General and administrative (G&A) expense for the quarter ended March 31, 2026, totaled $2.0 million, compared to $2.8 million for the comparable period in 2025. This decrease of $0.7 million was primarily attributable to a decrease in professional and consulting fees.

Change in fair value of warrant liability for the quarter ended March 31, 2026, was an expense of $0.2 million, compared to other income of $26.5 million for the comparable period in 2025. The change for the three months ended March 31, 2025 is primarily attributable to remeasurement of the warrant liability upon amendment and partial exercise of the Pre-Funded Warrants and Series A Warrants, and the fair value of remaining Series A Warrants as of March 31, 2025.

Net Income (loss): The net loss for the quarter ended March 31, 2026 was $7.1 million, or a net loss of $0.53 per basic and diluted common share. This compares to net income of $21.5 million, or net income of $2.17 per basic and $2.09 per diluted common share, for the quarter ended March 31, 2025.

Shares Outstanding: Traws had 15,150,669 shares of common stock outstanding as of May 12, 2026.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose prophylactic agent for seasonal influenza and treatment of pandemic/bird flu. It has shown potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion-dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives 2,3, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu.

Source information

1.	Wall Street Journal. (2026, May 7). The 33-day 'Atlantic Odyssey' that turned into a hantavirus nightmare. The Wall Street Journal. https://www.wsj.com/world/the-33-day-atlantic-odyssey-that-turned-into-a-hantavirus-nightmare-ae8c7f48
2.	Per link
3.	Traws data on file

About Traws Pharma, Inc.

Traws Pharma is a clinical-stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health including seasonal influenza and H5N1 bird flu, negative-strand RNA viruses including hantavirus and COVID-19/Long COVID. Lead program, tivoxavir marboxil, is in development as a once-monthly oral prophylactic agent for influenza prevention, with additional potential as a single-dose therapy for seasonal flu or H5N1 bird flu, targeting the influenza cap-dependent endonuclease (CEN).

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil and ratutrelvir, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the outcome of Traws’ IND filing with the FDA for tivoxavir marboxil, including the current FDA clinical hold; the success and timing of Traws’ clinical trials; Traws’ ability to identify and advance potential clinical candidates for the treatment of hantavirus infections, the potential efficacy of ratutrelvir for the treatment of COVID-19, including the potential to reduce the risk of COVID rebound and Long COVID; the potential for tivoxavir marboxil and ratutrelvir to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; the extent of the spread and threat of pandemic flu including H5N1 bird flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Traws Pharma, Inc.

Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$3,133,000	$3,820,000
Tax incentive and other receivables	1,687,000	3,794,000
Prepaid expenses and other assets	845,000	365,000
Total current assets	5,665,000	7,979,000
Property and equipment, net	6,000	7,000
Intangible assets, net	2,484,000	2,527,000
Other assets	1,000	104,000
Total assets	$8,156,000	$10,617,000
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$7,665,000	$5,653,000
Accrued expenses and other liabilities	5,543,000	5,493,000
Total current liabilities	13,208,000	11,146,000
Warrant liabilities	259,000	100,000
Total liabilities	13,467,000	11,246,000

Commitments and contingencies (Note 5)

Stockholders’ deficit:
Series C Preferred stock, $0.01 par value, 5,000,000 shares authorized, 7,440 shares issued and 6,737 shares outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 10,162,587 and 9,067,774 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	101,000	90,000
Additional paid-in capital	641,681,000	639,259,000
Accumulated deficit	(647,091,000)	(639,984,000)
Accumulated other comprehensive (loss) income	(2,000)	6,000
Total stockholders’ deficit	(5,311,000)	(629,000)
Total liabilities and stockholders’ deficit	$8,156,000	$10,617,000

Traws Pharma, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$—	$57,000
Operating expenses:
Research and development	4,912,000	2,506,000
General and administrative	2,034,000	2,754,000
Total operating expenses	6,946,000	5,260,000
Loss from operations	(6,946,000)	(5,203,000)
Change in fair value of warrant liability	(159,000)	26,513,000
Other income, net	(2,000)	180,000
Net (loss) income	$(7,107,000)	$21,490,000
Net (loss) income attributable to common stockholders, basic and diluted	$(5,692,000)	$15,083,000
Weighted-average shares of common stock outstanding, basic	10,640,625	6,965,927
Net (loss) income per share of common stock, basic	$(0.53)	$2.17
Weighted-average shares of common stock outstanding, diluted	10,640,625	7,215,125
Net (loss) income per share of common stock, diluted	$(0.53)	$2.09
Net (loss) income attributable to Series C Preferred stockholders, basic and diluted	$(1,415,000)	$6,407,000
Weighted-average shares of Series C Preferred outstanding, basic and diluted	6,737	7,398
Net (loss) income per share of Series C Preferred, basic and diluted	$(210.03)	$866.04